UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Rackable Systems, Inc.

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April 28, 2008

To Our Valued Stockholders:

On behalf of the board of directors and management of Rackable Systems, Inc., we cordially invite you to attend our Annual Meeting of Stockholders. The meeting will be held on Thursday, May 29th at 9:00 a.m., Pacific Time, at our executive offices located at 46600 Landing Parkway, Fremont, CA, 94538. All record holders of Rackable Systems’ outstanding shares of common stock at the close of business on April 14, 2008 are eligible to vote on matters brought before this meeting. At this year’s Annual Meeting, you will be asked, among other things, to re-elect all seven of your directors. Your board urges you to re-elect your directors by voting the WHITE proxy card today. As always, your vote is very important regardless of how many shares you have.

You should also know that a stockholder holding only 3,000 shares has announced his intention to seek his own election and that of his colleague in opposition to two of the incumbent board members we are asking you to re-elect. We believe that the election of his nominees would not be in the best interest of Rackable Systems and our stockholders. Our Nominating and Corporate Governance Committee carefully reviewed their candidacy and determined that they did not have the qualifications that the Committee believes would be critical to maintaining a strong, independent, diverse and effective board. We firmly believe that the re-election of your directors is in the best interest of Rackable Systems and all of its stockholders, and we urge you to reject his nominees.

Your board urges you not to sign or return any gold proxy cards. If you have previously signed a gold proxy card, you can revoke it by signing, dating and mailing the enclosed WHITE proxy card in the envelope provided.

All stockholders are invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed WHITE proxy card as promptly as possible in order to ensure your representation at the Annual Meeting. Should you receive more than one WHITE proxy card because your shares of common stock are held in multiple accounts or registered in different names or addresses, please sign, date an return each WHITE proxy card to ensure that all of your shares of common stock are voted.

If you have any questions about the voting of your shares, please contact MacKenzie Partners, Inc., toll free at (800) 322-2885 or by email at rackproxy@mackenziepartners.com.

Thank you for your support, Sincerely,

Mark J. Barrenechea President and Chief Executive Officer

[Rackable Logo]

46600 Landing Parkway

Fremont, CA 94538

P 510.933.8300

F 408.321.0293

www.rackable.com

RE-ELECT RACKABLE SYSTEMS’ DIRECTORS

VOTE THE ENCLOSED WHITE PROXY CARD TODAY

May 1, 2008

To Our Valued Stockholders:

At Rackable Systems’ upcoming Annual Meeting of Stockholders, to be held on Thursday, May 29, 2008, you will be asked, among other things, to re-elect all seven of your directors. You should also know that a dissident stockholder owning only 3,000 shares of Rackable Systems’ common stock, Richard L. Leza, Jr., has announced his intention to seek his own election and that of his colleague, Steve Montoya, in opposition to two of the incumbent members of your Board. The Board has carefully reviewed the candidacy of these two individuals and strongly opposes their addition to the Board. As will be discussed later in this letter, among the reasons that the Board strongly opposes the Leza nominees are that neither have any relevant experience or skill to merit positions on the Board and the two incumbent directors that Leza seeks to replace are extremely valuable and experienced Board members.

Before discussing the proposals to be voted on at the Annual Meeting, we wanted to share with you some of our major accomplishments over the last twelve months and some thoughts about our strategic plan going forward.

THE TRANSFORMATION OF RACKABLE SYSTEMS IS WELL UNDERWAY

Over the past year, the Board has set in motion a process to transform Rackable Systems. The most visible actions included recruiting an almost entirely new management team, starting with the recruitment of Mark Barrenechea as CEO a year ago. The Board and the new management team have been highly encouraged by the operational and financial results since the start of this transformation process. Some of these results include:

•	Non-GAAP gross margin improvement every quarter for the last four quarters – with a non-GAAP gross margin of 24% in the most recent quarter ended March 29, 2008
•	A 22% increase in cash and investments from March 31, 2007 to March 29, 2008 (combined with no debt)
•	A 47% inventory reduction from March 31, 2007 to March 29, 2008
•	A 56% reduction in FAS 123R stock-based compensation expense in Q108 as compared with Q107
•	80% plus growth in new markets

RACKABLE SYSTEMS HAS A STRATEGIC PLAN TO DRIVE GROWTH AND ENHANCE

STOCKHOLDER VALUE – YOUR BOARD HAS BEEN ACTIVELY INVOLVED IN

DEVELOPING THAT STRATEGIC PLAN

Each of your directors comes to the boardroom with important industry expertise, contacts and specialized experience that is required to grow our businesses. And, over the past year, at the direction of the Board, our new management team – led by CEO and President Mark Barrenechea – is developing more efficient operations, a broader product line, an expanded supply chain, and a revamped sales force. Here are some of the key steps that are underway now at Rackable Systems.

To grow the business, our team is working towards a focused strategy:

•

Evolve from offering one product line to three. Our products are at the center of our ability to compete and win. We have reignited product development and our innovation engine is firing again. Our strategy is to offer customers three main, highly related and complementary product offerings within our unique Build-to-Order (BTO) business model and market approach: x86 Compute, Storage, and Data Center Infrastructure Offerings. We are very proud to have earned numerous industry and performance awards, including placement in the “Visionary” category in Gartner Group’s Magic Quadrant.

•

Invest in our installed base. Rackable Systems has over 500 customers. As we provide new products and services, we aim to aggressively market their value to our installed base as our customers transition between generations of technology.

•

Move from serving our primary industry, the Internet, to additional industries. Our goal is to serve high-growth markets that will place a premium on our unique approach. To diversify our customer base, we are targeting financial services, federal, oil & gas, media, entertainment, and other industries.

•

Expand our sales channel. We have historically developed customer relationships via our direct sales force. To broaden our reach, we are also investing in channel partners to augment our direct sales force.

•

Build our international presence. Our U.S. customers have enabled us to build a solid foundation. We believe our relevance and business model is applicable in many countries. We are investing in international expansion, and focusing on large IT spending markets around the globe, including Canada, the United Kingdom, Germany, Brazil and, most recently, China and Japan.

Beyond growth, we are also focused on creating long-term scale:

•

Investing in top talent. Rackable Systems has made great strides in the last year in assembling a management team to support the company’s growth strategies. We have been successful in hiring top talent: a new Chief Financial Officer; a new SVP of Sales and Marketing; a new Chief Products Officer and VP of Service; a new SVP of Operations and Service; a new General Counsel and Secretary; and a new Compliance Officer.

•

Strengthening our Board of Directors and Corporate Governance Practices. In the summer of 2007, the Board began recruiting additional independent members. The Nominating and Corporate Governance Committee had, in late 2007, identified two candidates who agreed to join the Board: an experienced and highly respected leader in one of the major accounting firms, who strengthens the Board’s financial and accounting credentials, and a former military leader and member of the U.S. Joint Chief’s of Staff, who already has helped the company’s sales team understand better the important government vertical. In addition, in early 2008, we strengthened our corporate governance practices and increased our corporate governance rating under the ISS Corporate Governance Quotient system to better than 88.8% of Russell 3000 companies and 88.6% of Technology, Hardware & Equipment companies.

•

Strengthening our sales function. We revamped the sales organization and added a new Senior Vice President of Sales. We have launched new approaches to enabling our customers, and we are supporting this with a better-automated BTO system. We are also changing our approach from a broad go-to market approach to an industry / vertical orientation. And, we are beginning to move into new high-growth markets. In Q1 FY2008, we grew Financial Services by 100%, and Media by 80%, albeit from a small base.

•

Re-branding our products and company. In 2007, we changed our branding to “Enabling the Eco-Logical Data Center.” We pioneered green computing. We had it right when we were formed, and we have it right now. This new branding is designed to position the company in a larger market where we can capitalize on our competitive advantages.

RACKABLE SYSTEMS HAS THE RIGHT BOARD OF DIRECTORS IN PLACE –

EXPERIENCED, INDEPENDENT, KNOWLEDGEABLE

We have a highly experienced, independent, knowledgeable and effective Board. The experience and qualifications of your directors are described in detail beginning on page seven of our proxy statement. The two directors that Leza is asking you to replace are extremely esteemed Board members: Ronald D. Verdoorn, Chairman of the Board, and Charles M. Boesenberg, Chairman of the Compensation Committee.

•

Mr. Verdoorn has extensive experience in Rackable Systems’ markets and tremendous technology experience. For example, he served as Executive Vice President and Chief Operating Offer for Seagate, for over 13 years. This relevant experience enables our Chairman to provide the required insight to help form our strategy, make key decisions, and help attract the best talent for Rackable Systems.

•

Mr. Boesenberg is a technology industry veteran whose extensive experience includes serving as a chief executive officer for three major publicly-traded companies in the IT industry. He also is serving or has served as compensation committee chairman or compensation committee member of multiple other public companies. We are indeed fortunate to have attracted Mr. Boesenberg to lead our Compensation Committee less than one year ago. His deep experience and fresh perspective have contributed significantly to our ability to recruit and retain top talent and strengthen our compensation practices.

The qualifications of Messrs. Boesenberg and Verdoorn are indicative of the qualifications of your other Board members.

We strongly encourage stockholders to review carefully the backgrounds of the incumbent Rackable Systems’ directors as described in our proxy statement, and compare them with the backgrounds of Messrs. Leza and Montoya.

WE ASK YOU TO REJECT THE LEZA NOMINEES AND LEZA’S

ADVISORY STOCKHOLDER PROPOSAL

Your Board respects the views and the opinions of all Rackable Systems’ stockholders and welcomes constructive dialogue; however, for the reasons stated in this letter and in our proxy statement, we strongly oppose the Leza nominees and the advisory stockholder proposal submitted by Leza.

•	The Leza nominees lack any relevant experience in Rackable Systems’ industry or with its potential customers
•	The Leza nominees lack other qualifications that would make them valuable additions to Rackable Systems’ experienced and highly knowledgeable Board
•

During a meeting between Mr. Leza and the company, Mr. Leza did not offer any new ideas or plans for the company – in fact, during that meeting, Mr. Leza specifically stated that he did not know Rackable Systems’ business, customers, supply chain or industry, and commented that his main reason for attempting to get elected to your Board was to be “associated with Rackable’s success”

Your Board previously reviewed the advisory stockholder proposal submitted by Mr. Leza. While the Board recognizes the value and emerging trend of boards soliciting and considering stockholders’ views on executive compensation and disclosure, the Board believes that there are more effective means for stockholders to communicate their views directly to the Board and strongly opposes Mr. Leza’s proposal. The reasons for your Board’s views, which are described in detail beginning on page 18 of our proxy statement, include the following.

•

We have already established procedures by which our stockholders can communicate with our Board. We believe that an open and transparent dialogue with our Board members is much more effective than a simple “yes” or “no” advisory vote on executive compensation being proposed by Leza in that, among other things, our approach allows stockholders to make specific recommendations, to express particular concerns and to otherwise voice specific observations—so that we can fully understand and address your concerns. In contrast, the type of proposal submitted by Leza does NOT provide helpful input or guidance to the Board.

•

We are already required to, and do, provide extensive, transparent disclosure of our process and procedures for establishing executive compensation, and our compensation awards, which were established based on data from highly renowned third party compensation consultants, target the median range of independently derived metrics for our peer group and industry.

•

Based on Russell 3000 industry data, the average market capitalization for companies with proposals for advisory votes on executive compensation in 2007 averaged more than $50 billion, with a median of $30 billion. Such proposals focused on even larger, more complex organizations in 2008. As a small-to-midsize technology company that operates in an intensely competitive environment and whose success is closely correlated with recruitment and retention of highly talented employees, adoption of the proposed advisory vote could put Rackable Systems at a competitive disadvantage and negatively impact stockholder value by significantly impeding our ability to recruit and retain critical personnel.

* * * * *

WE STRONGLY ENCOURAGE YOU TO SUPPORT YOUR BOARD BY VOTING THE

ENCLOSED WHITE PROXY CARD BY TELEPHONE, INTERNET OR MAIL TODAY

WE ALSO STRONGLY ENCOURAGE YOU TO DISREGARD

ANY MATERIALS YOU MAY RECEIVE FROM MR. LEZA

Your vote is important, no matter how many or how few shares you own. To vote your shares, please sign, date and return the enclosed WHITE proxy card by mailing it in the enclosed pre-addressed, stamped envelope. You may also vote by phone or internet by following the instructions on the enclosed proxy card or voting form. If you have any questions or need any assistance voting your shares, please contact MacKenzie Partners, Inc. which is assisting the company in this matter, toll-free at (800) 322-2885 or rackproxy@mackenziepartners.com.

On behalf of Rackable Systems’ entire Board of Directors, we thank you for your continued support.

Sincerely,

Mark J. Barrenechea, President and Chief Executive Officer

Important Information

In connection with the solicitation of proxies, Rackable Systems filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders a definitive proxy statement dated April 28, 2008. Rackable Systems’ stockholders are urged to read the proxy statement and any other relevant documents when they become available as they contain important information. Stockholders may obtain additional free copies of the proxy statement and other relevant documents filed with the SEC by Rackable Systems through the website maintained by the SEC at www.sec.gov. These documents can also be obtained free of charge from Rackable Systems at Rackable Systems’ website at www.rackablesystems.com under the “Investor Info” tab. Stockholders may also contact MacKenzie Partners, Inc. with questions or requests for additional copies of the proxy materials by calling toll free at (800) 322-2885 or by emailing rackproxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Rackable Systems’ stockholders is available in Rackable Systems’ definitive proxy statement filed with SEC on April 28, 2008.

Safe-Harbor Statement

The statements in this letter regarding our aims, goals and focused strategy to grow our business are forward-looking statements that are subject to risks and uncertainties. Actual results may differ as a result of many factors, including: customer demands may cause us to revise our business plans to meet their needs; and Rackable Systems operates in a very competitive market, and competitive pressures may force us to change our strategic focus. Detailed information about these and other potential factors that could affect Rackable Systems’ business, financial condition and results of operations is included in Rackable Systems’ Form 10-K under the caption “Risk Factors”, in Part I, Item 1A of that report, filed with the SEC on March 13, 2008 and available at the SEC’s Web site at www.sec.gov. Rackable Systems undertakes no responsibility to update the information in this letter.

If you have any questions, require assistance with voting your WHITE proxy card, or need additional copies of proxy material, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue New York, NY 10016

rackproxy@mackenziepartners.com (212) 929-5500 (Call Collect) Or TOLL-FREE (800) 322-2885